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                    FIRST AMENDMENT TO STOCK OPTION AGREEMENT

            THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this "First Amendment") is made as of this 27th day of August, 1998 among Tellabs, Inc., a Delaware corporation ("Parent"), and CIENA Corporation, a Delaware corporation (the "Company").

            Parent and the Company are parties to that certain Stock Option Agreement dated as of June 2, 1998 (the "Stock Option Agreement"). Except as otherwise defined or modified herein, all capitalized terms used in this First Amendment shall have the meanings set forth in the Stock Option Agreement.

            Simultaneously with the execution and delivery of this First Amendment, Parent, White Oak Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent, and the Company are entering into a First Amendment to Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement Amendment").

            In order to induce Parent to enter into the Merger Agreement Amendment, the Company has agreed to this First Amendment.

            In consideration of the mutual agreements contained in the Stock Option Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENT TO STOCK OPTION AGREEMENT. The first sentence of Section 3 of the Stock Option Agreement is hereby amended to read as follows:

                        "At any Closing Date, the Company will deliver to Parent
            a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $46.25 (the "Exercise Price"), payable in common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), cash or a combination of Parent Common Stock or cash, in each case at Parent's option, as specified in the Stock Exercise Notice."

SECTION 2.  REPRESENTATIONS AND WARRANTIES.

            A. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the execution and delivery of this First Amendment by the Company and the consummation by it of the transactions contemplated by the Stock Option Agreement, as amended hereby, have been duly authorized by all necessary corporate action on the part of the Company and this First Amendment has been duly executed and delivered by the Company




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and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) except as otherwise required by the HSR Act, except for routine filings and subject to Section 7 of the Stock Option Agreement, the execution and delivery of this First Amendment by the Company and the consummation by it of the transactions contemplated by the Stock Option Agreement, as amended hereby, does not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Third Restated Certificate of Incorporation, as amended, or Amended and Restated By-Laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (c) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this First Amendment and to consummate the transactions contemplated by the Stock Option Agreement, as amended hereby, and (d) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware, as amended, will not apply with respect to or as a result of the transactions contemplated by the Stock Option Agreement, as amended hereby.

            B. Representations and Warranties of Parent. Parent represents and warrants to the Company that the execution and delivery of this First Amendment by Parent and the consummation by it of the transactions contemplated by the Stock Option Agreement, as amended hereby, have been duly authorized by all necessary corporate action on the part of Parent and this First Amendment has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

SECTION 3.  MISCELLANEOUS.

            A. The terms and provisions of the Stock Option Agreement, as amended hereby, shall remain in full force and effect. All references to the Stock Option Agreement contained therein shall mean the Stock Option Agreement, as amended hereby.

            B. This First Amendment may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

            C. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.



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            IN WITNESS WHEREOF, Parent and the Company have caused this First
Amendment to be duly executed and delivered on the day and year first written above.

                                     TELLABS, INC.


                                     By:    /s/ MICHAEL J. BIRCK
                                          ----------------------------
                                           Name:  Michael J. Birck
                                           Title:  President and
                                                      Chief Executive Officer



                                     CIENA CORPORATION


                                     BY:    /S/ PATRICK H. NETTLES
                                          ----------------------------
                                           Name:  Patrick H. Nettles
                                           TITle:  President and
                                                      Chief Executive Officer